UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2021

CrowdStrike Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38933	45-3788918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Mathilda Place, Suite 300 Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 512-8906

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0005 par value	CRWD	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On January 4, 2021, we amended and restated our existing credit agreement (the “A&R Credit Agreement” and the facility thereunder the “Revolving Facility”) among CrowdStrike, Inc., as borrower, CrowdStrike Holdings, Inc., as guarantor, and Silicon Valley Bank and the other lenders party thereto, providing us with a revolving line of credit of up to $750.0 million, including a letter of credit sub-facility in the aggregate amount of $100.0 million, and a swingline sub-facility in the aggregate amount of $50.0 million. We also have the option to request an incremental facility of up to an additional $250.0 million from one or more of the lenders under the A&R Credit Agreement.

Pursuant to the A&R Credit Agreement, the maturity date of the commitments under the Revolving Facility has been extended to January 26, 2026. The A&R Credit Agreement (i) provides that loans drawn under the Revolving Facility will bear interest at a rate of LIBOR plus 200 to 150 basis points, with a 0% LIBOR floor, depending on our senior secured leverage ratio, and (ii) modifies or removes certain limitations that were previously included in the existing credit agreement. The A&R Credit Agreement now contains financial covenants that require us to maintain an Interest Coverage Ratio of 3.00:1.00, a Senior Secured Leverage Ratio of 3.00:1.00 (through January 31, 2023) and a Total Leverage Ratio of 5.50:1.00 stepping down to 3.50:1.00 over time. We may elect to increase the Senior Secured Leverage Ratio and the Total Leverage Ratio for four quarters following an acquisition for consideration in excess of $150 million, substantially all of which is financed with indebtedness. We will be charged a commitment fee of 0.25% to 0.15% per year for committed but unused amounts.

The A&R Credit Agreement will be guaranteed by all of our material domestic subsidiaries and is collateralized by substantially all of our current and future consolidated assets, property and rights, including, but not limited to, intellectual property, cash, goods, equipment, contractual rights, financial assets, and intangible assets of us and certain of our subsidiaries. The A&R Credit Agreement contains covenants limiting our ability and the ability of our subsidiaries to, among other things, dispose of assets, undergo a change in control, merge or consolidate, make acquisitions, incur debt, incur liens, pay dividends, repurchase stock, and make investments, in each case subject to certain exceptions.

The A&R Credit Agreement contains events of default that include, among others, non-payment of principal, interest, or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, and material judgments.

No amounts are currently outstanding under the A&R Credit Agreement.

The foregoing description is qualified in its entirety by reference to the A&R Credit Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Credit Agreement dated as of January 4, 2021 among CrowdStrike Holdings, Inc., as guarantor, CrowdStrike, Inc. as borrower, and Silicon Valley Bank and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdStrike Holdings, Inc.

Date: January 5, 2021	/s/ Burt W. Podbere
Burt W. Podbere
Chief Financial Officer